CONFLICTS OF INTEREST

    In considering the recommendations of the KCPL Board and the UCU Board with respect to the Mergers, stockholders should be aware that certain members of KCPL's and UCU's management and Boards of Directors have certain interests in the Mergers that are in addition to the interests of stockholders of KCPL and UCU generally. The Boards of Directors of each of KCPL and UCU were aware of these interests and considered them, among other matters, in approving the Merger Agreement, the Mergers and the transactions contemplated thereby.

    EMPLOYMENT AGREEMENTS. The Employment Agreements with each of Messrs. Jennings and Green will become effective upon the consummation of the Mergers. The term of each Employment Agreement shall last until the fifth anniversary of the Effective Time. Pursuant to Mr. Jennings' Employment Agreement, from the Effective Time until the date of the annual meeting of shareholders of Maxim that occurs in 2002, Mr. Jennings will serve as Chairman of Maxim, and thereafter until the expiration of his Employment Agreement will serve as Vice Chairman of Maxim. From the Effective Time until the earlier of the annual meeting of shareholders of Maxim that occurs in 2002 or the date Mr. Jennings ceases to serve as Chairman, Mr. Green will serve as Vice Chairman and Chief
Executive Officer of Maxim, and thereafter until the expiration of his Employment Agreement will serve as Chairman and Chief Executive Officer. See "-- Employment Agreements." The Employment Agreements with Messrs. Jennings and Green provide that each will receive an annual base salary, short-term and long-term incentive compensation and supplemental retirement benefits no less than they received before the Effective Time and no less than any other senior executive officer of Maxim. Such compensation continues to be set in the discretion of the KCPL Board and the UCU Board, respectively. Based upon current compensation levels, Messrs. Jennings and Green would each receive an annual base salary of $630,000 and be eligible for annual bonuses of between $0 and approximately $1,040,000, depending upon performance. Under the Employment Agreements, Mr. Jennings and Mr. Green may become entitled to certain severance benefits upon termination of their employment


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under  specified circumstances. The  amount of such benefits  is based on, among other things, the remaining term of the Employment Agreement and their compensation in effect at the time of such termination of employment. Based upon the salary levels currently in effect, if the employment of Mr. Jennings or Mr. Green is terminated immediately following the consummation of the Mergers under circumstances entitling them to receive severance benefits, they would each be entitled to a severance payment ranging from approximately $1.9 million to approximately $3.1 million, plus certain amounts in respect of bonuses and other benefits. Because the maximum severance would be payable only if the employment of Mr. Jennings or Mr. Green is terminated immediately following consummation of the Mergers, and because the KCPL Board and the UCU Board have determined that it is in the best interest of Maxim to continue to employ both Mr. Jennings and Mr. Green, the Boards believe that it is highly unlikely that the maximum severence will actually become payable.

    EMPLOYEE PLANS AND SEVERANCE ARRANGEMENTS. Under certain severance arrangements entered into by KCPL and UCU, certain payments may become payable in connection with the Mergers. In addition, stock options outstanding under the UCU Plan and the UCU 1986 Plan vested upon execution of the Original Merger Agreement. Restricted stock outstanding under the UCU 1986 Plan will vest upon consummation of the Mergers. See "-- Employee Plans and Severance Arrangements."

    Each of KCPL's five most highly compensated executive officers have entered into a KCPL Severance Agreement. Payments which could be made under certain circumstances to such individuals in the event of their termination of employment after the Mergers are as follows: Mr. A. Drue Jennings -- $2,275,384; Mr. Bernard J. Beaudoin -- $1,129,949; Mr. Marcus Jackson -- $861,161; Mr. Ronald G. Wasson -- $1,045,065; Mr. J. Turner White -- $780,736. In addition, each of these individuals, if they receive the severance payments described above, would also receive the following amounts in deferred compensation: Mr. Jennings -- $282,196; Mr. Beaudoin -- $54,025; Mr. Jackson -- $0; Mr. Wasson -- $113,493; and Mr. White -- $0.

    Except for Mr. Charles Dempster, each of the five most highly compensated executive officers of UCU entered into a UCU Severance Agreement. Payments which could be made under certain circumstances to such individuals upon termination of their employment after the Mergers are as follows: Mr. Richard Green -- $1,890,000, Mr. Robert Green -- $1,440,000; Mr. Burgess -- $722,304; and Mr.
Miller -- $841,548.

    Stock options vested for the five most highly compensated executive officers of UCU are as follows: Mr. Richard Green -- 120,565 shares; Mr. Robert Green -- 74,194; Mr. Burgess -- 21,744; Mr. Dempster -- 41,582; and Mr. Miller -- 32,022.
Restricted stock which will vest for such officers is as follows: Mr. Richard Green -- 44,536 shares; Mr. Robert Green -- 19,601; Mr. Burgess -- none; Mr. Dempster -- 4,132; and Mr. Miller -- 3,493.

    BOARD OF DIRECTORS. As provided in the Merger Agreement, at the Effective Time, the Maxim Board will consist of 18 directors, nine of whom will be the then existing directors of KCPL immediately prior to the Effective Time, including Mr. Jennings, and nine of whom will be designated by UCU. To date, UCU has not determined which individuals, in addition to Richard C. Green, Jr., will be its designees to serve as directors of Maxim as of the Effective Time. However, it is currently anticipated that the directors of UCU immediately prior to the Effective Time will serve as UCU's designees to the Maxim Board. See "MAXIM FOLLOWING THE MERGERS -- Maxim Board of Directors."

    INDEMNIFICATION. The parties have agreed in the Merger Agreement that Maxim will indemnify, to the fullest extent permitted by applicable law, the present and former officers, directors and employees of each of the parties to the Merger Agreement or any of their Subsidiaries against certain liabilities (i) arising out of actions or omissions occurring at or prior to the Effective Time that arise from or are based on such service as an officer, director or employee or (ii) that are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement, and to maintain policies of directors' and officers' liability insurance for a period of not less than six years after the Effective Time, provided that Maxim shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premium currently paid by KCPL and UCU for such insurance. To the fullest


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extent  permitted  by law,  from and  after  the Effective  Time, all  rights to indemnification existing in favor of the employees, agents, directors or officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and bylaws in effect on January 19, 1996, or otherwise in effect on January 19, 1996, shall survive the Mergers and shall continue in full force and effect for a period of not less than six years from the Effective Time. See "THE MERGER AGREEMENT -- Directors' and Officers' Indemnification."

CERTAIN ARRANGEMENTS REGARDING THE DIRECTORS AND MANAGEMENT OF MAXIM

    In connection with the Mergers, the Maxim Board, at the Effective Time, will consist of 18 persons, nine of whom will be the then existing directors of KCPL immediately prior to the Effective Time, and nine of whom will be designated by UCU. To date, UCU has not determined which individuals, in addition to Richard
C. Green, Jr., will be its designees to serve as directors of Maxim as of the Effective Time. However, it is currently anticipated that the directors of UCU immediately prior to the Effective Time will serve as the initial directors of Maxim. Robert K. Green, brother of Richard C. Green, Jr., will be the president of Maxim and Marcus Jackson will serve as Maxim's executive vice president and chief operating officer. Robert K. Green is currently president of UCU and Marcus Jackson is senior vice president and chief operating officer of KCPL. See "MAXIM FOLLOWING THE MERGERS -- Maxim Board of Directors" and "-- Management of Maxim."

    The Merger Agreement provides that during the three-year period commencing at the Effective Time, certain provisions thereof (including provisions relating to existing employee agreements, workforce matters, benefit plans, stock option and other plans and certain officer positions of Maxim) may be enforced on behalf of the officers, directors and employees of KCPL and UCU, as the case may be, by the directors of Maxim designated by KCPL and UCU, respectively (or their successors).

EMPLOYMENT AGREEMENTS

    Forms of the Employment Agreements of Messrs. Jennings and Green are attached hereto as Annexes F and G, respectively. Messrs. Jennings and Green are sometimes hereinafter individually referred to as the "Executive." The Employment Agreements will become effective only at the Effective Time. The provisions of the Employment Agreements which relate to the Executive serving as a director on the Maxim Board assume that the Executive is elected to the Maxim Board by Maxim shareholders.

    The term of each Employment Agreement shall last until the fifth anniversary of the Effective Time. Pursuant to Mr. Jennings' Employment Agreement, from the Effective Time until the date of the annual meeting of shareholders of Maxim that occurs in 2002, Mr. Jennings will serve as Chairman of Maxim, and thereafter until the expiration of his Employment Agreement will serve as Vice Chairman of Maxim. From the Effective Time until the earlier of the annual meeting of shareholders of Maxim that occurs in 2002 or the date Mr. Jennings ceases to serve as Chairman, Mr. Green will serve as Vice Chairman and Chief Executive Officer of Maxim, and thereafter until the expiration of his Employment Agreement will serve as Chairman and Chief Executive Officer.

    Each Employment Agreement provides that the Executive will receive an annual base salary, short-term and long-term incentive compensation (including stock options and restricted stock) and supplemental retirement benefits no less than they received before the Effective Time, as well as life insurance providing a death benefit of three times their annual base salaries. The Executive is also entitled to retirement and welfare benefits on the same basis as other executives, and certain fringe benefits and to an unreduced early retirement benefit under certain circumstances.

    CERTAIN OBLIGATIONS OF MAXIM UPON TERMINATION OF EMPLOYMENT AGREEMENT. If Maxim terminates the employment of the Executive without "cause" (as defined in the Employment Agreements) or the Executive terminates his employment for "good reason" (as defined in the Employment Agreements, and which term includes a termination by the Executive for any reason during the 30-day period commencing on the third anniversary of the UCU Effective Time), (i) Maxim shall pay


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to  the Executive in a lump sum, a cash amount equal to (a) the present value of the Executive's annual base salary and incentive compensation (assuming targets have been met) payable through the end of the term of the Employment Agreement or, if longer, for a period of three years (the "Continuation Period"), each at the rate in effect at the time of termination of the Executive's employment, (b) except with respect to benefits described in clause (ii) below, the value of all insurance, expenses and fringe benefits to which he would have been entitled through the Continuation Period and (c) the value of all deferred compensation amounts (together with accrued interest or earnings thereon), and all executive life insurance benefits whether or not then vested or payable, and (ii) Maxim shall continue medical and welfare benefits to the Executive and/or his family at least equal to those which would have been provided had he remained employed by Maxim through the end of the Continuation Period. If the Executive dies during the term of the Employment Agreement, Maxim will pay to the Executive or his beneficiaries or estate all compensation earned through the date of death (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If the Executive is terminated by Maxim for cause or if the Executive terminates his employment without good reason, Maxim will pay his base salary through the date of termination plus any previously deferred compensation. Any amounts paid to the Executive pursuant to his severance agreement will be netted against amounts due under his Employment Agreement. See "-- Employee Plans and Severance Arrangements."

EMPLOYEE PLANS AND SEVERANCE ARRANGEMENTS

    UCU has entered into Severance Compensation Agreements with 36 of its officers (each, a "UCU Severance Agreement"). The UCU Severance Agreements are intended to provide for continuity of management in the event of a "change of control" of UCU or a "spin-off" of a business unit of UCU. Under such agreements, executives are entitled to certain severance benefits if, following a (a) "change of control," the executive's employment with UCU is terminated within the three-year period following the "change of control," (b) "spin-off" affecting the executive, the executive is terminated and does not become employed by the "spin-off purchaser" or (c) "spin-off " affecting the executive, the executive's employment with the "spin-off purchaser" is terminated within the one-year period following the "spin-off," unless such termination is a result of the executive's (i) "disability," (ii) "retirement," (iii) termination for "cause," or (iv) decision to terminate employment other than for "good reason" (each as defined in the UCU Severance Agreements). Severance benefits include (A) a lump-sum cash amount equal to 2.99 times the executive's "average annual compensation" in the event of a "change in control," or (B) 1.0 times the executive's "average annual compensation" in the event of a "spin-off." In addition, each UCU Severance Agreement provides for (1) acceleration of stock options granted to the executive pursuant to UCC's stock incentive plan, (2) lapsing of any restrictions relating to stock awards under such plan, (3) a lump-sum cash payment of any deferred compensation, (4) immediate vesting in any long-term incentive compensation under UCU's long-term incentive plan, (5) payment of a percentage of the cost of insurance continuation benefits on behalf of the executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 and any other benefits relating to health or medical care that are available under UCU policy to the executive following termination of employment, and (6) a lump-sum cash amount equal to the annual incentive paid to the executive in each of the immediately preceding two calendar years, in the event of a "change in control," other than a "spinoff," or in the immediately preceding calendar year in the event of a "spin-off." Severance benefits to executives are effectively limited by Section 280G of the Code, and are therefore subject to adjustment in the event it is determined that such benefits exceed or fall below the maximum amount permitted under the Code. The Mergers will, at the Effective Time, constitute a "change in control." If benefits become payable under all of the UCU Severance Agreements, the aggregate amount that Maxim would be required to pay thereunder would be approximately $20.5 million.

    KCPL has entered into severance agreements with a number of its executives, including its seven most senior executives (each agreement with such senior executives, a "KCPL Severance Agreement"). Each of the KCPL Severance Agreements provides for the payment of severance benefits


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upon  termination  of  employment with  KCPL  (a) during  the  three-year period beginning with a "change in control" of KCPL (or, if later, beginning with the consummation of the transaction the approval of which by KCPL's shareholders constitutes a change in control), unless such termination of employment is (i) by KCPL for "cause," (ii) by the senior executive for any reason other than "good reason" (each as defined in the KCPL Severance Agreements) or (iii) as a result of the senior executive's death or disability or (b) during the 30-day period commencing one year after change in control (or, if later, beginning with the consummation of the transaction the approval of which by KCPL's shareholders constitutes a change in control).

    If a senior executive's employment is terminated under the circumstances described in the immediately preceding paragraph, KCPL is obligated to pay or provide to such executive the following benefits: (A) a lump-sum cash amount in an amount equal to (i) three times the senior executive's highest annual base salary as in effect during the 12-month period immediately prior to the date of termination, plus (ii) three times the senior executive's average annualized incentive compensation awards paid or payable pursuant to the KCPL Incentive Compensation Plan during the five fiscal years immediately preceding the fiscal year in which the Mergers occur; (B) a lump-sum cash amount equal to the value of three additional years of credit service under the KCPL Management Pension Plan and any related agreement, and (C) a lump-sum cash amount equal to the value of the unvested portion (if any) of such senior executive's employer matching contributions under the KCPL Cash or Deferred Arrangement. In addition, each KCPL Severance Agreement provides for three years' continuation of all medical, accident, disability and life insurance plans with respect to the senior executive. The KCPL Severance Agreements provide for an additional payment to be made to the senior executive in order to indemnify the senior executive for any excise tax imposed by Section 4999 of the Code on any payment or distribution by KCPL or its affiliated companies to or for the benefit of the senior executive. If benefits become payable under the KCPL Severance Agreements, the aggregate amount that Maxim would be required to pay thereunder to the five most highly compensated officers of KCPL would be approximately $6.1 million.

MAXIM PLANS

    Pursuant to the terms of the Merger Agreement, Maxim will implement the Maxim Plans described below, subject to shareholder approval thereof at the KCPL Meeting. Each of the Maxim Plans will become effective as of the Effective Time.

    MAXIM STOCK INCENTIVE PLAN. This plan is a comprehensive stock compensation plan designed to provide Maxim with the ability to provide incentives linked to the profitability of its businesses and increases in stockholder value. The Maxim Stock Incentive Plan provides for the grant of stock options, including incentive stock options ("ISOs"), stock appreciation rights ("SARs"), restricted stock and performance units. The maximum number of shares of Maxim Common Stock available for issuance under the plan is 9,000,000 shares, but not more than 3,000,000 shares may be issued as restricted stock, no participant may be granted awards covering in excess of 600,000 shares of Maxim Common Stock in any one year and no participant may be granted performance units in any one calendar year payable in cash in an amount that would exceed $2,000,000. The Nominating and Compensation Committee of the Maxim Board (the "Maxim Compensation Committee") will administer the plan and make awards thereunder, and will have broad authority to fix the terms and conditions of individual agreements with participants. This plan is being submitted to shareholders of KCPL for approval, and is described in greater detail under "APPROVAL OF MAXIM PLANS -- Maxim Stock Incentive Plan" elsewhere in this Joint Proxy Statement/Prospectus; a copy of the plan is attached as Annex D. Following implementation of the Maxim Stock Incentive Plan, no further obligations will be incurred under the existing stock incentive plans of KCPL and UCU.

    MAXIM MIC PLAN. This plan is a short-term incentive compensation plan designed to benefit eligible employees of Maxim and its subsidiaries. The Maxim MIC Plan rewards key management personnel for meeting established individual, group and corporate goals. Employees who participate in this plan will be granted awards payable in cash, shares of Maxim Common Stock or such other


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form  as may  be determined  by the Maxim  Compensation Committee  to the extent predetermined goals are attained within the performance period. Awards are based on a percentage of a participant's annual base salary. This plan is being submitted to shareholders of KCPL for approval, and is described in greater detail under "APPROVAL OF MAXIM PLANS -- Maxim MIC Plan" elsewhere in this Joint Proxy Statement/Prospectus; a copy of the plan is attached as Annex E. Following implementation of the Maxim MIC Plan, no further obligations will be incurred under the existing short-term incentive plans of KCPL and UCU.

    ACTIONS WITH RESPECT TO EXISTING STOCK OPTIONS AND CERTAIN OTHER EXISTING ARRANGEMENTS. All stock options to acquire UCU Common Stock under the UCU Employee Stock Option Plan and UCU 1986 Stock Incentive Plan that are outstanding at the Effective Time will be converted into options to buy Maxim Common Stock, and the number of shares and exercise price under such options will be adjusted so as to preserve both the same aggregate gain or loss immediately after the Effective Time as existed immediately before the Effective Time and the ratio of the exercise price per share subject to such stock option to the fair market value per underlying share, provided, however, that in the case of any stock option which is intended to be an ISO, the conversion shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Maxim will assume the obligation to honor such options and any other outstanding awards under the existing stock incentive plans of UCU, and the terms and conditions of such options and awards will otherwise remain the same as before the Effective Time after giving effect to the conversion ratio of the UCU Common Stock. See "THE MERGER AGREEMENT -- Benefit Plans."

DIVIDEND REINVESTMENT PLAN

    It is anticipated that, after the Effective Time, Maxim will have a dividend reinvestment and stock purchase plan. Participants in the KCPL Dividend
Reinvestment Plan immediately prior to the Effective Time will continue to participate in the Maxim dividend reinvestment and stock purchase plan after the Effective Time. Following the Effective Time, former common stockholders of UCU will be able to participate in the Maxim dividend reinvestment and stock purchase plan with respect to the shares of Maxim Common Stock that they receive in the UCU Merger, and to have their accounts under the UCU Dividend Reinvestment and Common Stock Purchase Plan transferred to the Maxim dividend reinvestment and stock purchase plan. Stockholders of KCPL and UCU will be notified as to the terms of the Maxim dividend reinvestment and stock purchase plan as soon as practicable after such terms have been finalized.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, each of KCPL and UCU has agreed that during the period from the Original Execution Date until the UCU Effective Time or earlier termination of the Merger Agreement, except as permitted by the Merger Agreement (including the disclosure schedules thereto) or as the other party otherwise consents in writing, it will (and each of its Subsidiaries will), subject to certain exceptions specified therein, among other things: (a) carry on its business in the ordinary course consistent with prior practice; (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than (i) to such party or its wholly-owned Subsidiaries, (ii) dividends required to be paid on any UCU Preferred Stock or KCPL Preferred Stock, (iii) regular quarterly dividends to be paid on KCPL Common Stock and UCU Common Stock not to exceed 105% of the dividends for the comparable period of the prior fiscal year, and (iv) dividends by AGP, UtiliCorp U.K., Inc., UtiliCorp U.K. Limited, West Kootenay Power Ltd., UtiliCorp N.Z., Inc., and any Subsidiaries of such entities; (c) not effect certain other changes in its capitalization other than redeeming all series and classes of KCPL Preferred Stock and the UCU Preferred Stock, or funding employee stock ownership plans in accordance with past practice; (d) not issue, sell or dispose of any capital stock or securities convertible into capital stock other than (i) intercompany issuances of capital stock and (ii) up to 2,000,000 shares of KCPL Common Stock or UCU Common Stock, as the case may be, to be issued during any fiscal year pursuant to employee benefit plans, stock option and other incentive compensation plans, directors' plans and stock purchase and dividend reinvestment plans, except that, as set forth in the disclosure schedules, UCU may issue approximately 5.3 million additional shares of UCU Common Stock; (e) not incur indebtedness (or guarantees thereof), other than (i) indebtedness or guarantees or "keep well" or other agreements either in the ordinary course of business consistent with past practice, or not aggregating more than $250 million, (ii) arrangements between such party and its Subsidiaries or among its Subsidiaries, (iii) in connection with the refunding of existing indebtedness,
(iv) in connection with any permitted redemption of any series or class of KCPL Preferred Stock or of UCU Preferred Stock, or (v) as may be necessary in connection with certain permitted acquisitions or capital expenditures; (f) not engage in material acquisitions, except individual acquisitions not exceeding $25 million in equity invested and not requiring board of directors' approval, provided that the total amount invested in any fiscal year does not exceed $150 million; (g) not make any capital expenditures during any fiscal year exceeding 125% of the amounts budgeted; (h) not sell or dispose of assets during any fiscal year singularly or in an aggregate amount equalling or exceeding $25 million, other than dispositions in the ordinary course of


                                       85
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business consistent with past  practice; (i) not enter  into, adopt or amend  or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensatory expenses; (j) not enter into or amend any employee severance agreement other than in the ordinary course of business consistent with past practice; (k) not deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors, provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice; (l) not engage in any activity which would cause a change in its status under the 1935 Act; (m) not make any changes in its accounting methods other than as required by law or in accordance with generally accepted accounting principles; (n) not take any action to prevent Maxim from accounting for the Mergers as a pooling of interests; (o) not take any action that would adversely affect the status of the Mergers as a tax-free reorganization under the Code; (p) not enter into any material agreements with affiliates (other than wholly-owned subsidiaries) or the parties' respective Joint Ventures, other than on an arm's-length basis; (q) cooperate with the other party, provide reasonable access to its books and records and notify the other party of any significant changes; (r) subject to applicable law, discuss with the other party any proposed changes in its rates or charges (other than pass-through fuel and gas rates or charges) or standards of service or accounting; consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators; and not make any filing to change its rates on file with the FERC that would have a material adverse effect on the benefits associated with the Mergers; (s) use all commercially reasonable efforts to obtain certain third-party consents to the Mergers; (t) not take any action reasonably likely to materially breach the Merger Agreement or any of its representations and warranties; (u) not take any action that is likely to jeopardize the qualification of KCPL's or UCU's outstanding revenue bonds as "exempt facility bonds" or as tax-exempt industrial development bonds; (v) create a joint transition management task force to examine alternatives to effect the integration of the parties after the Effective Time; (w) refrain from taking specified actions relating to tax matters; (x) maintain customary and adequate insurance and existing governmental permits; and (y) not discharge or satisfy any material claims, liabilities or obligations, other than discharges (in the ordinary course of business or in accordance with their terms) of liabilities reflected in the most recent consolidated financial statements.

    The Merger Agreement provides that the parties will execute such further documents and instruments and take such actions as are necessary and reasonably requested by the other party to consummate the Mergers in accordance with the terms of the Merger Agreement.

MAXIM BOARD OF DIRECTORS

    The Merger Agreement provides that at the Effective Time, the Maxim Board will consist of 18 persons, nine of whom will be the then existing directors of KCPL prior to the Effective Time and nine of whom will be designated by UCU prior to the Effective Time. If, prior to the Effective Time, any of such designees declines or is unable to serve, the party that designated such person will designate another person to serve in such person's stead. As of the date of this Joint Proxy Statement/Prospectus, UCU has not decided who, in addition to Mr. Green, will be designated to serve on the Maxim Board after the Effective Time.

DIRECTORS' AND OFFICERS' INDEMNIFICATION

    The Merger Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Maxim will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is on, or who has been at any time prior to, January 19, 1996, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties thereto or any Subsidiary (each an "Indemnified Party," and collectively, "Indemnified Parties") against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party, and all such indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Merger Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time),
(i) Maxim will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties,


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

which counsel must be reasonably satisfactory to Maxim, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGCL, (ii) Maxim will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGCL, the Restated Articles of Consolidation or Bylaws of Maxim will be made by independent counsel mutually acceptable to Maxim and the Indemnified Party; provided, however, that Maxim will not be liable for any settlement effected without its written consent (which consent must not be unreasonably withheld). The Merger Agreement further provides that the Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

    In addition, the Merger Agreement requires that for a period of six years after the Effective Time, Maxim will cause to be maintained in effect policies of directors' and officers' liability insurance maintained by KCPL and UCU for the benefit of those persons who were covered by such policies on January 19, 1996, on terms no less favorable than the terms of such insurance coverage, provided that Maxim will not be required to expend in any year an amount exceeding 200% of the annual aggregate premiums currently paid by KCPL and UCU for such insurance. If the annual premiums of such insurance coverage exceed such amount, Maxim will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Maxim Board, for a cost not exceeding such amount. The Merger Agreement also provides that to the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification existing in favor of the employees, agents, directors and officers of KCPL, UCU and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on January 19, 1996, or otherwise in effect on January 19, 1996, will survive the Mergers and will continue in full force and effect for a period of not less than six years from the Effective Time.
                                       88

BENEFIT PLANS

    The Merger Agreement provides that KCPL and UCU have agreed to cooperate and agree upon the employee benefit plans and programs to be provided by Maxim, and that each participant of any KCPL benefit plan or UCU benefit plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of Maxim or any of its subsidiaries or affiliates that replaces a KCPL benefit plan or UCU benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. In addition, the UCU Supplemental Contributory Retirement Plan shall be revised to provide that references to UCU Common Stock shall instead refer to Maxim Common Stock.

    Upon the consummation of the Mergers, no additional obligations will be incurred under the existing short-term incentive compensation plans of KCPL and UCU. Subject to shareholder approval thereof at the KCPL Meeting, the Maxim MIC Plan will become effective at the Effective Time. The Maxim MIC Plan provides for annual bonuses, based on percentages of base salaries, to be awarded based upon the achievement of performance goals determined in advance by the Maxim Compensation Committee. With respect to those participants in the new plan who are, or who the Maxim Compensation Committee determines are likely to be, "covered individuals" within the meaning of Section 162(m) of the Code with compensation in excess of the limitations set forth in Section 162(m), the performance goals are to be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limits of Section 162(m) of the Code as performance-based compensation. See "APPROVAL OF MAXIM PLANS -- Maxim MIC Plan" and Annex E.

    Following the implementation of the Maxim Stock Incentive Plan, no additional awards will be made under the existing stock incentive plans of KCPL and UCU. Subject to shareholder approval thereof at the KCPL Meeting, the Maxim Stock Incentive Plan will become effective at the Effective Time. The Maxim Stock Incentive Plan provides for the grant of stock options, SARs, restricted stock and such other awards based upon Maxim Common Stock as the Maxim Compensation Committee may determine, subject to shareholder approval of the Maxim Stock Incentive Plan. Maxim intends to reserve 9,000,000 shares of Maxim Common Stock for issuance under this plan. Accordingly, the Maxim Stock Incentive Plan is being submitted to shareholders for approval. See "APPROVAL OF MAXIM PLANS -- Maxim Stock Incentive Plan" and Annex D.

    At the Effective Time, (i) an option to purchase shares of UCU Common Stock under the existing stock incentive plans of UCU (each, a "UCU Stock Option") will constitute an option to acquire, on the same terms and conditions (subject to the adjustments necessary to give effect to the Mergers), shares of Maxim Common Stock based on the same number of shares of Maxim Common Stock as the holder of such UCU Stock Option would have been entitled to receive pursuant to the Mergers had such holder exercised such option in full immediately prior to the Effective Time and (ii) each other outstanding award under the existing stock incentive plans of UCU (each, a "UCU Stock Award") will constitute an award based upon the same number of shares of Maxim Common Stock as the holder of such UCU Stock Award would have been entitled to receive pursuant to the Mergers had such holder been the owner, immediately before the Effective Time, of the shares of UCU Common Stock on which such UCU Stock Award is based, and otherwise on the same terms and conditions as governed such UCU Stock Award immediately before the Effective Time. See "THE MERGERS -- Maxim Plans."

CERTAIN EMPLOYMENT AGREEMENTS AND WORKFORCE MATTERS

    Subject to  certain  provisions  in  the Merger  Agreement,  Maxim  and  its
Subsidiaries have agreed to honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of KCPL and UCU prior to the date of the Merger Agreement that apply to any current or former employee or current or former director of the parties hereto. Subject to applicable collective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of Maxim shall be made on a fair and equitable basis, without regard to whether employment was with KCPL or the KCPL Subsidiaries or UCU or the UCU Subsidiaries, and any employee whose employment is terminated or job is eliminated by Maxim or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Maxim or any of its Subsidiaries. Any workforce reductions carried out following the Effective Time by Maxim and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the Worker
Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

                            APPROVAL OF MAXIM PLANS

MAXIM STOCK INCENTIVE PLAN

    Pursuant to the Merger Agreement, it was agreed that Maxim would adopt a stock compensation plan to replace the existing stock incentive plans of KCPL and UCU (except with respect to obligations incurred or attributable to employment prior to the Effective Time) subject to approval by stockholders. Accordingly, the Maxim Stock Incentive Plan is submitted to the shareholders of KCPL for approval, as more fully described below. The Maxim Stock Incentive Plan will become effective only if approved by stockholders as described below, in which event it will become effective at the Effective Time and will terminate ten years thereafter.

    The purpose of the Maxim Stock Incentive Plan is to enable Maxim and its Affiliates (as defined in the Maxim Stock Incentive Plan) to attract, retain and motivate officers and employees and to provide Maxim and its Affiliates with the ability to provide incentives linked to the profitability of Maxim's businesses, increases in stockholder value and the enhancement of performance relating to customers.

    The Maxim Stock Incentive Plan has been designed to comply with the provisions of Section 162(m) of the Code which imposes limits on the ability of a public company to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. In an effort to ensure that stock awards under the Maxim Stock Incentive


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

Plan will qualify as performance-based compensation, which is generally deductible, the Maxim Stock Incentive Plan is being submitted to stockholders of KCPL for approval at the KCPL Meeting. KCPL believes compensation payable pursuant to the Maxim Stock Incentive Plan will be deductible for federal income tax purposes under most circumstances. However, under certain circumstances such as death, disability and change in control (all as defined in the Maxim Stock Incentive Plan), compensation not qualified under Section 162(m) of the Code may be payable. By approving the Maxim Stock Incentive Plan, the stockholders will be approving, among other things, the performance measures, eligibility requirements and limits on various stock awards contained therein. The affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of KCPL Common Stock represented at the KCPL Meeting and entitled to vote thereon is required to approve the Maxim Stock Incentive Plan with respect to Section 162(m) of the Code. Such vote will also satisfy the stockholder approval requirements of Section 422 of the Code with respect to the grant of ISOs and Rule 16b-3 under the Exchange Act ("Rule 16b-3"). THE BOARD OF DIRECTORS OF KCPL, BY A UNANIMOUS VOTE, RECOMMENDS A VOTE FOR APPROVAL OF THE MAXIM STOCK INCENTIVE PLAN.

    Set forth below is a summary of certain material features of the Maxim Stock Incentive Plan, which summary is qualified in its entirety by reference to the actual plan attached as Annex F to this Joint Proxy Statement/Prospectus:

    ADMINISTRATION. The Maxim Stock Incentive Plan will be administered by the Maxim Compensation Committee or such other committee of the Maxim Board as the Maxim Board may from time to time designate, which will be composed solely of not less than two directors who qualify as "disinterested persons" for purposes of Rule 16b-3 and as "outside directors" for purposes of Section 162(m) of the Code. Among other things, the Maxim Compensation Committee will have the authority, subject to the terms of the Maxim Stock Incentive Plan, to select officers and employees to whom awards may be granted, to determine the type of award as well as the number of shares of Maxim Common Stock to be covered by each award, and to determine the terms and conditions of any such awards. The Maxim Compensation Committee also will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Maxim Stock Incentive Plan as it shall deem advisable, to interpret the terms and provisions of the Maxim Stock Incentive Plan and any awards issued thereunder and to otherwise supervise the administration of the Maxim Stock Incentive Plan. All decisions made by the Maxim Compensation Committee pursuant to the Maxim Stock Incentive Plan will be final and binding.

    ELIGIBILITY. Officers and salaried employees of Maxim and its Affiliates designated by the Maxim Compensation Committee who are responsible for or contribute to the management, growth and profitability of Maxim are eligible to be granted awards under the Maxim Stock Incentive Plan. No grant will be made under the Maxim Stock Incentive Plan to a director who is not an officer or a salaried employee. The initial determination of persons eligible to participate in the Maxim Stock Incentive Plan will not be made until after the Effective Time by the Maxim Compensation Committee as then constituted. Accordingly, it is not possible to estimate at this time the number of persons who will be eligible to participate in the Maxim Stock Incentive Plan.

    PLAN FEATURES. The Maxim Stock Incentive Plan authorizes the issuance of up to 9,000,000 shares of Maxim Common Stock pursuant to the grant or exercise of stock options (including ISOs), SARs, restricted stock and performance units, but not more than 3,000,000 shares may be issued as restricted stock. No single participant may be granted awards pursuant to the Maxim Stock Incentive Plan covering in excess of 600,000 shares of Maxim Common Stock in any one calendar year and no participant may be granted performance units in any one calendar year payable in cash in an amount that would exceed $2,000,000. Subject to the foregoing limits, the shares available under the Maxim Stock Incentive Plan can be allocated among the various types of awards and among the participants as the Maxim Compensation Committee deems appropriate. The shares subject to grant under the Maxim Stock Incentive Plan are to be made available from authorized but unissued shares or from treasury shares as determined from time to time by the Maxim Board. Awards may be granted for such terms as the Maxim Compensation Committee may determine, except that the term of an ISO may not


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

exceed ten years from its date of grant. No awards outstanding on the termination date of the Maxim Stock Incentive Plan shall be affected or impaired by such termination. Awards will not be transferable, except by will and the laws of descent and distribution and, in the case of nonqualified stock options and any related SARs, as a gift to an optionee's children. The Maxim Compensation Committee will have broad authority to fix the terms and conditions of individual agreements with participants.

    As indicated above, several types of stock-related grants can be made under the Maxim Stock Incentive Plan. A summary of these grants is set forth below:

    STOCK OPTIONS. The Maxim Stock Incentive Plan authorizes the Maxim Compensation Committee to grant options to purchase Maxim Common Stock at an exercise price (the "option price") to be determined by the Committee. The Maxim Stock Incentive Plan permits optionees, with the approval of the Maxim Compensation Committee, to pay the exercise price of options in cash, stock (valued at its fair market value on the date of exercise) or a combination thereof. As noted above, options may be granted either as ISOs or nonqualified options. The principal difference between ISOs and nonqualified options is their tax treatment. See "-- Certain Federal Income Tax Consequences."

    SARS. The Maxim Stock Incentive Plan authorizes the Maxim Compensation Committee to grant SARs in conjunction with all or part of any stock option granted under the Maxim Stock Incentive Plan. An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of Maxim Common Stock at the time of exercise over the option price per share specified in the related stock option. Such amount will be paid to the holder in shares of Maxim Common Stock (valued at its fair market value on the date of exercise), cash or combination thereof, as the Maxim Compensation Committee may determine. An SAR may be granted in conjunction with a contemporaneously granted ISO or a previously or contemporaneously granted nonqualified option. The option will be cancelled to the extent that the related SAR is exercised and the SAR will be cancelled to the extent the related option is exercised.

    RESTRICTED STOCK. The Maxim Stock Incentive Plan authorizes the Maxim Compensation Committee to grant restricted stock to individuals with such restriction periods as the Maxim Compensation Committee may designate. The Maxim Compensation Committee may, prior to granting shares of restricted stock, designate certain participants as "Covered Employees" upon determining that such participants are or are expected to be "covered employees" (within the meaning of Section 162(m)(3) of the Code), with compensation in excess of the limitation provided in Section 162(m) of the Code, and will provide that restricted stock awards to these Covered Employees cannot vest unless applicable performance goals established by the Maxim Compensation Committee within the time period prescribed by Section 162(m) of the Code are satisfied. These performance goals must be based on the attainment of specified levels of earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, return on assets, economic value added, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability and individual performance measures. Such performance goals also may be based on the attainment of specified levels of Maxim's performance under one or more of the measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code. Notwithstanding the foregoing, the Maxim Compensation Committee shall have the discretion to grant to an employee who has become entitled to an award under the Maxim MIC Plan (see "-- Maxim MIC Plan"), in payment of all or any part of such award, shares of restricted stock that shall vest without regard to the attainment of Performance Goals. The Maxim Compensation Committee also may condition the vesting of restricted stock awards to participants who are not Covered Employees upon the satisfaction of these or other applicable performance goals. The provisions of restricted stock awards (including any applicable Performance


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Goals)  need  not be  the  same with  respect  to each  participant.  During the restriction period, the Maxim Compensation Committee may require that the stock certificates evidencing restricted shares be held by Maxim. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than these restrictions on transfer and any other restrictions the Maxim Compensation Committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

    PERFORMANCE UNITS. The Maxim Stock Incentive Plan authorizes the Maxim Compensation Committee to grant performance units. Performance units may be denominated in shares of Maxim Common Stock or cash, or may represent the right to receive dividend equivalents with respect to shares of Maxim Common Stock, as determined by the Maxim Compensation Committee. Performance units will be payable in cash or shares of Maxim Common Stock if applicable Performance Goals (based on one or more of the measures described in the section entitled "-- Restricted Stock" above) determined by such committee are achieved during an award cycle. An award cycle will consist of a period of consecutive fiscal years or portions thereof designated by the Maxim Compensation Committee over which performance units are to be earned. At the conclusion of a particular award cycle, the Maxim Compensation Committee will determine the number of performance units granted to a participant which have been earned in view of applicable Performance Goals and shall deliver to such participant (i) the number of shares of Maxim Common Stock equal to the value of performance units determined by the Maxim Compensation Committee to have been earned and/or (ii) cash equal to the value of such earned performance units. The Maxim Compensation Committee may, in its discretion, permit participants to defer the receipt of performance units on terms and conditions established by the Maxim Compensation Committee.

    The Maxim Compensation Committee will have the authority to determine the officers and employees to whom and the time or times at which performance units shall be awarded, the number of performance units to be awarded to any participant, the duration of the award cycle and any other terms and conditions of an award. In the event that a participant's employment is involuntarily terminated or in the event of the participant's retirement, the Maxim
Compensation Committee may waive in whole or in part any or all remaining payment limitations, provided, however, that the satisfaction of applicable Performance Goals by a designated Covered Employee cannot be waived unless such Covered Employee's employment is terminated by death, disability or change of control.

    AMENDMENT AND DISCONTINUANCE. The Maxim Stock Incentive Plan may be amended, altered or discontinued by the Maxim Board, but no amendment, alteration or discontinuance may be made which would (i) impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award or performance unit award previously granted without the optionee's or recipient's consent, except such an amendment made to qualify the Maxim Stock Incentive Plan for the exemption provided by Rule 16b-3 or (ii) disqualify the Maxim Stock Incentive Plan from the exemption provided by Rule 16b-3. Except as expressly provided in the Maxim Stock Incentive Plan, the Maxim Stock Incentive Plan may not be amended without stockholder approval to the extent such approval is required by law or agreement.

    CHANGES IN CAPITALIZATION; CHANGE IN CONTROL. The Maxim Stock Incentive Plan provides that, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, share exchange, separation, spin-off or other distribution of stock or property of Maxim or any reorganization or partial or complete liquidation of Maxim, the Maxim Compensation Committee or the Maxim Board may make such substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the Maxim Stock Incentive Plan, in the number, kind and option price of shares subject to outstanding stock options and SARs, and in the number and kind of shares subject to other outstanding awards granted under the Maxim Stock Incentive Plan as may be determined to be appropriate by the Maxim Compensation Committee or the Maxim Board, in its sole discretion. The Maxim Stock Incentive Plan also provides that in the event of a change in control (as defined in the Maxim Stock Incentive Plan) of Maxim (i) any SARs and stock options outstanding as of the date of the change of control which are not then exercisable and vested


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will  become fully exercisable  and vested, (ii)  the restrictions applicable to restricted stock will lapse and such restricted stock shall become free of all restrictions and fully vested and (iii) all performance units will be considered to be earned and payable in full and any restrictions will lapse and such performance units will be settled in cash as promptly as practicable. The holders of options (other than options of holders subject to Section 16(b) of the Exchange Act that were granted not more than six months before the change in control) will have the right, for a period of 60 days after such date, to surrender such options in exchange for a cash payment based on the change in control price (as defined in the Maxim Stock Incentive Plan). However, if settlement in cash would disqualify a transaction from pooling-of-interests accounting treatment, the Maxim Compensation Committee may substitute stock.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options, SARs, restricted stock and performance units. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

  - NONQUALIFIED OPTIONS AND SARS. Upon the grant of a nonqualified option (with or without an SAR), the optionee will not recognize any taxable income and Maxim will not be entitled to a deduction. Upon the exercise of such an option or an SAR, the excess of the fair market value of the shares acquired on the exercise of the option over the option price (the "spread"), or the consideration paid to the optionee upon exercise of the SAR, will constitute compensation taxable to the optionee as ordinary income. In determining the amount of the spread or the amount of consideration paid to the optionee, the fair market value of the stock on the date of exercise is used, except that in the case of an optionee subject to the six month short-swing profit recovery provisions of Section 16(b) of the Exchange Act (generally officers and directors of Maxim), the fair market value will be determined six months after the date on which the option was granted (if such date is later than the exercise date) unless such optionee elects to be taxed based on the fair market value at the date of exercise. Any such election (a "Section 83(b) election") must be made and filed with the IRS within 30 days after exercise in accordance with the regulations under Section 83(b) of the Code. Maxim, in computing its federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

  - ISOS. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includable in alternative minimum taxable income, and thereby may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of his ISO with which to pay such tax.

          Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after (i) two years from the date of grant of the ISO and
    (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. Maxim is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

  - RESTRICTED  STOCK.  A participant who is granted restricted stock may make a
    Section 83(b) election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted shall be taxed as capital gain (or loss) upon a subsequent sale of the shares. However, if the participant does not make a Section 83(b) election, then the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless a participant makes a
    Section 83(b) election, any dividends paid on stock subject to the restrictions


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

    are compensation income to the participant and compensation expense to Maxim. Maxim is generally entitled to an income tax deduction for any compensation income taxed to the participant, subject to the provisions of
    Section 162(m) of the Code.

  - PERFORMANCE UNITS. A participant who has been granted a performance unit award will not realize taxable income until the applicable award cycle expires and the participant is in receipt of the stock distributed in payment of the award or an equivalent amount of cash, at which time such participant will realize ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, Maxim generally will be allowed a corresponding tax deduction equal to the compensation taxable to the award recipient, subject to the provisions of
    Section 162(m) of the Code.

    NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Maxim Stock Incentive Plan if such plan is adopted or what benefits or amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the plan had been in effect. These determinations will be made by the Maxim Compensation Committee.

MAXIM MIC PLAN

    Pursuant to the Merger Agreement, it was agreed that Maxim would adopt, subject to shareholder approval, an annual incentive plan to replace the existing short-term incentive compensation plans of KCPL and UCU (except with respect to obligations incurred or attributable to employment prior to the Effective Time), effective as of the Effective Time. The Maxim MIC Plan will not become effective with respect to individuals who are subject to Section 162(m) of the Code unless the shareholder approval described below is obtained.

    The purpose of the Maxim MIC Plan is to provide a significant and flexible economic opportunity to selected officers and salaried employees of Maxim and its Affiliates (as defined in the Maxim MIC Plan) in an effort to reward their individual and group contributions to Maxim and to more closely link the financial interests of management, shareholders and customers.

    The Maxim MIC Plan is designed to take into account Section 162(m) of the Code, which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Maxim MIC Plan to certain executives will qualify as performance-based compensation that is generally tax-deductible, the Maxim MIC Plan is being submitted to shareholders of KCPL for approval at the KCPL Meeting. KCPL believes that compensation payable pursuant to the Maxim MIC Plan will be deductible for federal income tax purposes under most circumstances. However, under certain circumstances such as death, disability and change in control (all as defined in the Maxim MIC Plan), compensation not qualified under Section 162(m) of the Code may be payable. By approving the Maxim MIC Plan, KCPL's shareholders will be approving, among other things, the performance measures, eligibility requirements and annual incentive award limits contained therein. The affirmative vote of a majority of the votes entitled to be cast by the holders of the shares of KCPL Common Stock represented at the KCPL Meeting and entitled to vote thereon is required to approve the Maxim MIC Plan. THE BOARD OF DIRECTORS OF KCPL, BY A UNANIMOUS VOTE, RECOMMENDS A VOTE FOR APPROVAL OF THE MAXIM MIC PLAN.

    Set forth below is a summary of certain material features of the Maxim MIC Plan, which summary is qualified in its entirety by reference to the actual plan attached as Annex G to this Joint Proxy Statement/Prospectus:

    ADMINISTRATION. The Maxim MIC Plan will be administered by the Maxim Compensation Committee, or such other committee of the Maxim Board as the Maxim Board may from time to time designate, which, unless the Maxim Board determines otherwise, will be composed solely of not less than two "disinterested persons" who qualify as "outside directors" for purposes of Section 162(m) of


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

the Code. The Maxim Compensation Committee will have sole authority to make rules and regulations relating to the administration of the Maxim MIC Plan, and any interpretations and decisions of the Maxim Compensation Committee with respect to the Maxim MIC Plan will be final and binding.

    ELIGIBILITY. The Maxim Compensation Committee will, in its sole discretion, determine those officers and salaried employees of Maxim who shall be eligible to participate in the Maxim MIC Plan for a given period (an "Incentive Period"). These participants will be selected based upon their opportunity to have a substantial impact on Maxim's results. Participation in the Maxim MIC Plan by a participant during a given Incentive Period does not require continued participation by such participant in any subsequent Incentive Period. The initial determination of persons eligible to participate in the Maxim MIC Plan will not be made until after the Effective Time by the Maxim Compensation Committee as then constituted. Accordingly, it is not possible to estimate at this time the number of persons who will be eligible to participate in the Maxim MIC Plan.

    PLAN FEATURES. The Maxim MIC Plan provides for the payment of incentive awards to participants designated by the Maxim Compensation Committee, which payments may be conditioned upon the attainment of pre-established performance goals or upon such other factors or criteria as the Maxim Compensation Committee shall determine. Such performance goals may be different for each participant. Bonus amounts are determined by multiplying a participant's "Target Incentive Award" by a percentage which varies depending on the extent to which the performance goals or other factors or criteria are satisfied. A participant's Target Incentive Award, in turn, is determined by multiplying such participant's base salary as of the last day of the applicable Incentive Period by a percentage designated by the Maxim Compensation Committee, in its sole discretion, which percentage need not be the same for each participant (and which may exceed 100%). The Maxim Compensation Committee may, in its sole discretion, increase or decrease the amount of any incentive awards payable to a participant and may, in recognition of special circumstances, pay incentive awards even if not earned, provided that the Maxim Compensation Committee cannot increase the amount of any incentive awards payable to certain designated "Covered Employees." Incentive awards payable under the Maxim MIC Plan to certain designated "Covered Employees" are subject to special restrictions described in the following section. Incentive awards are payable in cash, shares of Maxim Common Stock or in such other form as the Maxim Compensation Committee may determine.

    DESIGNATED COVERED EMPLOYEES. The Maxim Compensation Committee will have the authority, in its sole discretion, to designate certain participants as "Covered Employees" for a specified Incentive Period upon determining that such participants are or are expected to be "covered employees" (within the meaning of Section 162(m) of the Code) for such Incentive Period with compensation in excess of the limitation provided in Section 162(m) of the Code. Not more than 90 days after the beginning of the Incentive Period, and, in any event, before 25% or more of the Incentive Period has elapsed, the Maxim Compensation Committee will establish the performance goals for the bonus award opportunities of these Covered Employees. Such performance goals are to be comprised of one or more of the following measures: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, economic value added, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability and individual performance measures. Such performance goals also may be based on the attainment of specified levels of performance by Maxim under one or more of the measures described above relative to the performance of other corporations. With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code. Incentive awards payable to Covered Employees are to be calculated in the same manner described in the "-- Plan Features" section above, except that subjective individual performance ratings cannot be used to increase the amount of incentive awards payable to Covered Employees. No incentive awards will be paid to Covered Employees if the minimum applicable pre-established Performance Goals are not satisfied, unless the Covered Employee's


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

employment is terminated because of death, disability or a change of control. Furthermore, the Maxim Compensation Committee will have the authority to decrease, but not to increase, the amount of incentive awards otherwise payable to Covered Employees pursuant to pre-established performance goals and payment formulas. The maximum amount payable to any Covered Employee for any fiscal year of Maxim will be $3,000,000.

    AMENDMENT AND DISCONTINUANCE. The Maxim Board may amend, alter, discontinue or otherwise modify the Maxim MIC Plan from time to time, but no amendment will, without the consent of the participant affected, impair any award made prior to the effective date of the modification.

    NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Maxim MIC Plan if the Maxim MIC Plan is adopted or what benefits or amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the Maxim MIC Plan had been in effect.


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

                          MAXIM FOLLOWING THE MERGERS

BOARD OF DIRECTORS OF MAXIM

    In connection with the Mergers, the Maxim Board, at the Effective Time, will consist of 18 persons, nine of whom will be the then existing directors of KCPL immediately prior to the Effective Time, and nine of whom will be designated by UCU. To date, UCU has not determined which individuals, in addition to Richard
C. Green, Jr., will be its designees to serve as directors of Maxim as of the Effective Time. However, it is currently anticipated that the directors of UCU immediately prior to the Effective Time will serve as the initial directors of Maxim. See "THE MERGER AGREEMENT -- Maxim Board of Directors."

    KCPL and UCU have agreed that the Maxim Board will have the following committees: an Executive Committee, a Nominating and Compensation Committee, an Audit Committee and a Nuclear Oversight Committee. The Executive Committee will consist of six members, three of whom (including the chair of such committee) will be designated by KCPL and three of whom will be designated by UCU. The remaining committees will each consist of five members with KCPL and UCU each selecting two members and the fifth member, being in each case the chair of the committee, selected, in the case of the Nuclear Oversight Committee, by KCPL and, in the case of the Nominating and Compensation Committee and the Audit Committee, by UCU.

    Descriptions of the present composition of the KCPL Board and the UCU Board are included in the KCPL Proxy Statement and the UCU Proxy Statement, respectively, and are incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

MANAGEMENT OF MAXIM

    A. Drue Jennings will be Chairman of Maxim and Richard C. Green, Jr. will be Vice Chairman and Chief Executive Officer of Maxim. Each of Mr. Jennings and Mr. Green will have an employment agreement with Maxim following the Merger. See "THE MERGERS -- Employment Agreements." Robert K. Green, brother of Richard C. Green, Jr., will be the president of Maxim and Marcus Jackson will serve as Maxim's executive vice president and chief operating officer. Robert K. Green is currently president of UCU and Marcus Jackson is senior vice president and chief operating officer of KCPL.

    For a description of certain compensation arrangements after the Effective Time concerning Messrs. Jennings and Green, see "THE MERGERS -- Employment Agreements." Subject to the approval of the shareholders of KCPL, Maxim will adopt at the Effective Time the Maxim Stock Incentive Plan and the Maxim MIC Plan. See "APPROVAL OF MAXIM PLANS."

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